Exhibit 99.1

HERITAGE GLOBAL INC. ACHIEVES RECORD NET OPERATING INCOME OF $11.1 MILLION AND $0.42 EARNINGS PER SHARE FOR FULL YEAR 2022

SAN DIEGO, California (March 9, 2023) – Heritage Global Inc. (NASDAQ: HGBL) (“Heritage Global,” “HG” or “the Company”), an asset services company specializing in financial and industrial asset transactions, today reported financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Summary of Financial Results:

($ in thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating income	$3,147	$1,362	$11,120	$3,014
Net income	$9,970	$960	$15,493	$3,053
Net income per share – diluted	$0.27	$0.03	$0.42	$0.08

(Non-GAAP Financial Measures) (1)
EBITDA	$3,283	$1,528	$11,656	$3,474
Adjusted EBITDA	$3,439	$1,623	$12,196	$4,082

(1)
EBITDA and Adjusted EBITDA are commonly used non-GAAP financial measures utilized by management as a supplemental tool to evaluate the underlying operating performance of the Company on an ongoing basis and should be considered together with Heritage Global’s GAAP financial measures. Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.

Heritage Global Chief Executive Officer Ross Dove commented, “2022 was a tremendous year for our Company, powered by strong demand and high volumes in both of our operating divisions, which drove annual net operating income to a record level of $11.1 million. To put this achievement in context, we surpassed our previous net operating income milestone of $6.1 million, reached in 2020, by 82%. Not only was business activity robust, but our performance also reflected the operational excellence of both our Financial Assets and Industrial Assets divisions, with all four of our operating segments contributing to our significantly improved profitability.

“As we begin to move through 2023, we are energized by the opportunities we are seeing in the marketplace. Our Financial Assets business is extremely well positioned to benefit from the current economic landscape, where consumers are increasingly reliant on credit cards and installment loans to make day-to-day purchases. Predictably, as consumer debt grows, so does the volume of charged-off credit card and loans being sold by financial institutions. Throughout 2022 and now as we begin 2023, the volume of charged off credit card accounts and non- performing loans has continued to grow and we are actively competing for and winning this brokerage business. Our Industrial Asset business also is seeing increased opportunities as many businesses scale down their operations and find themselves with surplus assets and equipment. In addition to providing an environmentally sound circular economy solution, our auctions also enable our partners to maximize their disposal efforts. In short, we are seeing promising economic tailwinds in both divisions, which we are focused on leveraging, in combination with our proven business model, strong client relationships and industry leadership, to continue driving long term operational success and profitability.”

“We are very pleased with our performance in 2022 and have already set our sights on growing our customer base, increasing our market leadership and positioning Heritage for an even stronger 2023,” Mr. Dove concluded.

Fourth Quarter 2022 Highlights:

•
The Company achieved operating income of $3.1 million for the fourth quarter of 2022, as compared to operating income of $1.4 million in the fourth quarter of 2021. The significant growth in net operating income is attributed to strong performance in both divisions.
•
Based on the past several years of taxable income and projected operating results for the next five years, the Company determined that it is more likely than not that it will utilize a significant portion of its net operating loss carryforwards and thus released $7.1 million of its valuation allowance against its deferred tax assets. As a result, during the fourth quarter of 2022, the Company recognized an income tax benefit of $6.8 million compared to an income tax expense of $0.4 million a year ago.
•
Net income totaled $10.0 million, or $0.27 diluted earnings per share for the fourth quarter of 2022, as compared to net income of $960 thousand, or $0.03 diluted earnings per share in the fourth quarter of 2021.
•
EBITDA totaled $3.3 million in the fourth quarter of 2022 versus EBITDA of $1.5 million in the fourth quarter of 2021 and Adjusted EBITDA (excluding non-cash stock-based compensation) was $3.4 million compared to $1.6 million in the prior-year quarter.
•
Heritage Global maintains a strong balance sheet, with stockholders’ equity of $48.3 million as of December 31, 2022, compared to $32.6 million as of December 31, 2021, and net working capital of $7.7 million.
•
As of December 31, 2022, the Company has repurchased a total of 243,468 shares of its common stock for an aggregate amount of $0.4 million.

Looking Forward

Mr. Dove commented, “2023 is off to a very strong start, with strong activity in both divisions and continued macro tailwinds. With our visibility today, we believe we are well-positioned to drive continued growth and profitability as we move through the current year.”

Fourth Quarter and Year End 2022 Conference Call

Management will host a webcast and conference call today, Thursday, March 9, 2023, at 5:00 pm ET to discuss financial results for fourth quarter and year end 2022. Analysts and investors may participate via conference call, using the following dial-in information:

•
1-855-327-6837 (Domestic)
•
1-613-891-4304 (International)

The conference call will also be available in the Investor Relations section of the Company's website. To listen to a live broadcast, go to the site at least ten minutes prior to the scheduled start time in order to register.

Replay

A replay of the call will be available on the Company's website approximately three hours after the live call through March 23, 2023. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The replay pin number is 10021303. The replay can also be accessed on the Investor Relations section of the Company's website.

About Heritage Global Inc.

Heritage Global Inc. (“HG”) values and monetizes industrial & financial assets by providing acquisition, disposition, valuation, and lending services for surplus and distressed assets. This aids in facilitating the circular economy by diverting useful industrial assets from landfills and operating an ethical supply chain by overseeing post-sale account activity of financial assets. Specialties consist of acting as an adviser, in addition to acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, real estate, and charged-off account receivable portfolios through its two business units: Industrial Assets and Financial Assets.

Definitions and Disclosures Regarding non-GAAP Financial Information

The Company defines EBITDA as net income/loss plus depreciation and amortization, interest and other expense, and provision for income taxes. Adjusted EBITDA reflects EBITDA adjusted further to eliminate the effects of stock-based compensation and a one time separation agreement. Management uses EBITDA and Adjusted EBITDA in assessing the Company’s results, evaluating the Company’s performance and in reaching operating and strategic decisions. Management believes that the presentation of EBITDA and Adjusted EBITDA, when considered together with our GAAP financial statements and the reconciliation to the most directly comparable GAAP financial measure, is useful in providing investors a more complete understanding of the factors and trends affecting the underlying performance of the Company on a historical and ongoing basis. The Company’s use of EBITDA and Adjusted EBITDA is not meant to be, and should not be, considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the financial information, below, which reconciles our GAAP reported net income to EBITDA and Adjusted EBITDA for the periods presented (in thousands).

Forward-Looking Statements

This communication includes forward-looking statements based on our current expectations and projections about future events. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. While the Company believes the forward-looking statements contained in this communication are accurate, these forward-looking statements represent the Company’s beliefs only as of the date of this communication, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including variability in magnitude and timing of asset liquidation transactions, the impact of changes in the U.S. national and global economies, and interest rate and foreign exchange rate sensitivity, as well as other factors beyond the Company’s control. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203/972.9200

InvestorRelations@hginc.com

-financial tables follow-

HERITAGE GLOBAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars, except share and per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Services revenue	$7,307	$5,934	$23,419	$19,954
Asset sales	6,524	1,590	23,495	5,838
Total revenues	13,831	7,524	46,914	25,792

Operating costs and expenses:
Cost of services revenue	939	1,264	4,654	4,499
Cost of asset sales	4,208	1,059	16,256	2,929
Selling, general and administrative	6,419	3,677	21,326	14,811
Depreciation and amortization	136	166	536	460
Total operating costs and expenses	11,702	6,166	42,772	22,699
Earnings of equity method investments	1,018	4	6,978	(79)
Operating income	3,147	1,362	11,120	3,014
Interest expense, net	(17)	(28)	(113)	(22)
Income before income tax (benefit) expense	3,130	1,334	11,007	2,992
Income tax (benefit) expense	(6,840)	374	(4,486)	(61)
Net income	$9,970	$960	$15,493	$3,053

Weighted average common shares outstanding – basic	36,023,087	35,974,702	36,016,619	35,458,938
Weighted average common shares outstanding – diluted	37,083,351	37,140,930	37,097,270	36,901,390
Net income per share – basic	$0.28	$0.03	$0.43	$0.09
Net income per share – diluted	$0.27	$0.03	$0.42	$0.08

HERITAGE GLOBAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share amounts) (unaudited)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$12,667	$13,622
Accounts receivable (net of allowance for doubtful accounts of $122 in 2022 and 2021)	988	2,732
Current portion of notes receivable, net	4,505	2,254
Inventory – equipment	4,619	3,220
Other current assets	1,113	1,456
Total current assets	23,892	23,284
Non-current portion of notes receivable, net	4,245	1,784
Equity method investments	13,973	4,683
Right-of-use assets	2,776	2,694
Property and equipment, net	1,571	1,471
Intangible assets, net	4,144	4,565
Goodwill	7,446	7,446
Deferred tax assets	9,449	4,488
Other assets	64	49
Total assets	$67,560	$50,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,924	$4,793
Payables to sellers	3,188	6,451
Current portion of third party debt	3,411	2,479
Current portion of lease liabilities	703	501
Total current liabilities	16,226	14,224
Non-current portion of third party debt	871	1,352
Non-current portion of lease liabilities	2,164	2,249
Total liabilities	19,261	17,825

Stockholders’ equity:
Preferred stock, $10.00 par value, authorized 10,000,000 shares; issued and outstanding 565 shares of Series N as of December 31, 2022 and December 31, 2021; with liquidation preference over common stockholders equivalent to $1,000 per share	6	6
Common stock, $0.01 par value, authorized 300,000,000 shares; issued and outstanding 36,932,177 shares as of December 31, 2022 and 36,574,702 shares as of December 31, 2021	369	366
Additional paid-in capital	293,589	293,030
Accumulated deficit	(245,270)	(260,763)
Treasury stock at cost, 243,468 shares as of December 31, 2022 and 0 shares as of December 31, 2021	(395)	—
Total stockholders’ equity	48,299	32,639
Total liabilities and stockholders’ equity	$67,560	$50,464

– EBITDA and Adjusted EBITDA (non-GAAP measures) reconciliation follows –

HERITAGE GLOBAL INC.

Reconciliation of EBITDA and Adjusted EBITDA (Non-GAAP Measures)

(In thousands of US dollars) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$ 9,970	$ 960	$ 15,493	$ 3,053
Add back:
Depreciation and amortization	136	166	536	460
Interest expense, net	17	28	113	22
Income tax benefit (expense)	(6,840)	374	(4,486)	(61)
EBITDA	3,283	1,528	11,656	3,474

Management add back:
Stock based compensation	156	95	540	408
Separation Agreement	—	—	—	200
Adjusted EBITDA	$ 3,439	$ 1,623	$ 12,196	$ 4,082

The notes contained in our Quarterly Report on Form 10-Q are an integral part of these consolidated financial statements.